EXHIBIT 6.A

[ING SOUTHLAND LIFE LOGO APPEARS HERE]

December 13, 2000

Southland Life Insurance Company
5780 Powers Ferry Road, N.W.
Atlanta, GA 30327

Re: Southland Separate Account L1
       Pre-Effective Amendment No. 1; SEC File No. 333-46294

Gentlemen:

In my capacity as Executive Vice President, CFO and Chief Actuary of Southland Life Insurance Company ("Southland"), I have provided actuarial advice concerning:

The preparation of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-46294) to be filed by Southland and its Southland Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the Survivor Dimensions variable universal life insurance policies; and

The preparation of the policy forms for the Survivor Dimensions variable universal life insurance policies described in Pre-Effective Amendment No. 1 (the "Policies").

It is my professional opinion that

  The aggregate fees and charges under the Policies are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Southland.

  All other numerical examples shown in the Prospectus are consistent with the Policies and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

/s/ James L. Livingston, Jr.

James L. Livingston, Jr., F.S.A., M.A.A.A.
JLL:tls